Exhibit 5.1

[VINSON & ELKINS LETTERHEAD]

November 8, 2004

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Re:	Registration Statement on Form S-8 (Blockbuster Inc. 2004 Long-Term Management Incentive Plan)

Ladies and Gentlemen:

We have acted as counsel for Blockbuster Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 20,000,000 shares (the “Shares”) of class A common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2004, which Shares may be issued from time to time in accordance with the terms of the Blockbuster Inc. 2004 Long-Term Management Incentive Plan (the “Stock Option Plan”).

In rendering the opinions set forth below, we have reviewed such certificates, documents and records as we have deemed relevant for the purposes of rendering such opinions. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions expressed below, we have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to authentic original documents of all documents submitted to us as copies and (f) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that (a) the Shares will be issued in accordance with the terms of the Stock Option Plan, (b) the full consideration for each Share will be received by the Company and will not be less than par value for each Share and (c) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Stock Option Plan, will be validly issued, fully paid and nonassessable.

November 8, 2004

The foregoing opinions are limited to matters involving the federal laws of the United States of America and the General Corporation Law of the State of Delaware and we do not express any opinions as to the laws of any other state or jurisdiction. We are not admitted to the practice of law in the State of Delaware.

We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered only to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.